Exhibit 99.1

For Immediate Release	Inquiries:	Jeanne A. Leonard
Liberty Property Trust
610/648-1704
LIBERTY PROPERTY TRUST COMPLETES PURCHASE
OF REPUBLIC PROPERTY TRUST
Joint Venture Formed with New York State Common Retirement Fund
Malvern, PA and Herndon, VA, October 4, 2007— Liberty Property Trust (NYSE:LRY) and Republic Property Trust (NYSE:RPB) announced that the acquisition of Republic was completed today through the merger of Republic with a wholly owned subsidiary of Liberty and the merger of Republic’s operating partnership with Liberty’s operating partnership. In the mergers, each of the former common shares of Republic and partnership units of its operating partnership was converted into the right to receive $14.70 in cash, without interest. Republic’s common stock will be delisted from the New York Stock Exchange effective at the close of business on October 4, 2007. The portfolio of 14 properties acquired from Republic will be operated in a joint venture between Liberty and New York State Common Retirement Fund, as advised by Heitman. The joint venture, in which Liberty holds a 25% interest, is originally valued at $900 million, and is expected to grow to approximately $2.2 billion through the acquisition and development of additional properties in the Washington, DC and Northern Virginia markets.
“We are very pleased to be up and running in the Washington and Northern Virginia markets,” commented Bill Hankowsky, chairman and chief executive officer. “These transactions provide Liberty with a new platform of quality properties in dynamic markets and a mandate to grow that platform.”
Liberty’s new platform will be led by John Gattuso, senior vice president for urban and national development, who will assume the role of regional director for a new region incorporating Washington, Northern Virginia and the city of Philadelphia. The urban and national development team has developed more than five million square feet of Class A, sustainable projects of national stature, including the Plaza at PPL Center, Comcast Center, and the Philadelphia Navy Yard Corporate Center. Mr. Gattuso will oversee a local team consisting of development, leasing and property management experts from both Liberty and Republic, and from the Washington marketplace.
The properties contributed to the joint venture include 13 operating properties consisting of 24 office buildings and a redevelopment property that, upon completion, will comprise 176,000 square feet of prime office space.
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Liberty/Republic October 4, 2007 -2-
Properties acquired/contributed:

		# of		Net Rentable
	Property	Bldgs	Address, Location	Sq. Ft.

1	Corporate Oaks	1	625 Herndon Parkway	60,767
			Herndon, VA

2	Corporate Pointe IV	1	14111 Park Meadow Dr.	80,118
			Chantilly, VA

3	Lakeside I & II	2	14100-14120 Newbrook Drive	173,218
			Chantilly, VA

4	Pender Business Park	4	3922-3928 Pender Drive	170,940
			Fairfax, VA

5	Presidents Park I	1	13861 Sunrise Valley Drive	196,901
			Herndon, VA

6	Presidents Park II	1	13865 Sunrise Valley Drive	199,211
			Herndon, VA

7	Presidents Park III	1	2525 Network Place	198,755
			Herndon, VA

8	The Republic Building	1	1425 New York Avenue, NW	276,018
			Washington, DC

9	Republic Park #1-7	7	13605-13665 Dulles	349,611
			Technology Dr. Herndon, VA

10	Republic Park #8	1	13461 Sunrise Valley Drive	181,154
			Herndon, VA

11	WillowWood I	1	10300 Eaton Place	120,513
			Fairfax, VA

12	WillowWood II	1	10306 Eaton Place	124,358
			Fairfax, VA

13	WillowWood III & IV	2	10304 & 10302 Eaton Place	278,979
			Fairfax, VA

14	1129 20th St., NW*	1	1129 20th St., NW	176,000
			Washington, DC

	TOTAL	25		2,586,543

*1129 20th St. NW is currently being redeveloped for delivery in July of 2008.
About Liberty
Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 68 million square foot portfolio includes more than 700 properties which provide office, distribution and light manufacturing facilities to 2,100 tenants.
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Liberty/Republic October 4, 2007 -3-
About Republic Property Trust
Republic Property Trust is a fully integrated, self-administered and self- managed real estate investment trust formed to own, operate, lease, acquire and develop primarily Class A office properties. The Company’s current portfolio is focused in the Washington, D.C. metropolitan, or Greater Washington, D.C., market. Republic Property Trust also selectively seeks fee-based development opportunities for all real estate classes.
The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law, including, without limitation, any projections of the value of the joint venture. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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